Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our report included in the June 30, 1996 Annual Report of Leeb Personal Finance Fund of the Leeb Personal Finance Investment Trust, and to all references to our Firm included in this Registration Statement.

                            /s/ Arthur Andersen LLP

Cincinnati, Ohio
October 25, 1996